SUBSTITUTE POWER OF ATTORNEY

The undersigned, Preston Hopson, was appointed attorney-in-fact pursuant to a power of attorney (the "Power of Attorney") for each of the directors and officers of AECOM, a Delaware corporation (the "Corporation"), listed on Schedule A in connection with the filing of Forms 3, 4 and 5 pursuant to Section 16 of the Securities Exchange Act of 1934. In accordance with the authority granted under the Power of Attorney for each director and officer listed on Schedule A, including the power of substitution, the undersigned hereby appoints David Gan and Charles Szurgot as substitute attorneys-in-fact, on behalf of the Corporation and each of the officers and directors of the Corporation, each with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By their signatures as attorneys-in-fact to this Substitute Power of Attorney, David Gan and Charles Szurgot accept such appointment and agree to assume from the undersigned any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: January 19, 2018

/s/ Preston Hopson
Name:Preston Hopson
Title:Attorney-in-Fact
By:

WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/ David Gan
Substitute Attorney-in-Fact

/s/ Charles Szurgot
Title: Substitute Attorney-in-Fact

SCHEDULE A

Michael S. Burke
James H. Fordyce
Senator William H. Frist
Linda Griego
David W. Joos
Dr. Roberts J. Routs
Douglas W. Stotlar
Daniel R. Tishman
Randall Wotring